Exhibit 99.1

Memorandum

To:	Directors and Executive Officers of Premiere Global Services, Inc.
From:	Scott Askins Leonard
Date:	October 26, 2010
Re:	Notice of Blackout Period

     In connection with PGi's tender offer, the Premiere Global Services, Inc. 401(k) Plan (the "Plan") will be required to impose a blackout period (the "Blackout Period") with respect to the 401(k) accounts of participants who are invested in the PGi stock fund. During the Blackout Period, 401(k) participants will not be able to request loans, receive withdrawals or distributions, or make investment changes with respect to the PGi stock fund. Participants will still be able to make payroll and rollover contributions and loan repayments during the Blackout Period.

     The Blackout Period will begin November 29, 2010, 4:00p.m. E.S.T. and is expected to end by December 17, 2010. You will be informed if the timing of the Blackout Period changes.

     As a director or executive officer of PGi, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR, which prohibit certain transactions involving Company securities during the Blackout Period. You will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring during the Blackout Period those shares, or options to acquire shares, of Company common stock you acquired in connection with your service or employment as a director or executive officer of the Company. Any Company common stock you purchase or dispose of during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer of shares, or options to acquire shares, of Company common stock during the Blackout Period, whether pursuant to a 10b5-1(c) sales plan or otherwise, you must notify me at the number below to determine whether you are permitted to complete the transaction. In addition, all transactions still remain subject to the provisions of the Company's insider trading policy.

     If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact me by phone at (404) 262-8502 or by mail at Premiere Global Services, Inc., 3280 Peachtree Road N.E., Suite 1000, Atlanta, Georgia 30305.